Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated the 13th day of November, 2015 (the “Effective Date”) by and among: (i) Meridian Land Company, LLC, a Georgia limited liability company (“Buyer” or “Purchaser”) and (ii) Eagle Ridge Landfill, LLC, an Ohio limited liability company (“Seller”).

WHEREAS, Seller owns and operates a landfill and waste hauling business located in Bowling Green, Missouri (the “Business”); and

WHEREAS, the landfill owned by the Seller is located in Fractional Section 2, Township 53 North, Range 3 West of the Fifth Principal Meridian, Pike County, Missouri,  as further described on Exhibit “A” attached hereto and made a part hereof (the “Land”):

WHEREAS, the Seller wishes to sell, assign and transfer to Buyer, and Buyer, for the consideration set forth below, wishes to purchase from Seller, the Land and substantially all the assets of Seller used in the operation of the Business on the terms and conditions more particularly set forth below.

Now, therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.1          Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings ascribed thereto. Additionally, the following terms have the meanings set forth below:

(i)
Knowledge.  The term “Knowledge” means the actual knowledge of Kevin O’Brien, Chris Valerian, Joe Scarano, Autumn Woody, Steve Zykan or Derrick Standley after reasonable inquiry of the Seller’s employees, Seller’s records and available public records.

(ii)
“Material Adverse Change” or “Material Adverse Effect” means any change or effect that individually or in the aggregate would be or could reasonably be expected to result in a materially adverse effect on the ownership, operation or value of the Business, the Property and/the Assets, taken as a whole, or a materially adverse effect on the ability of the Seller to consummate the Contemplated Transactions, which change is not caused by or does not arise out of any breach by the Buyer of any of its representations, warranties, covenants or agreements, and excluding any adverse change, event, development, or effect arising from or relating to (A) general business or economic conditions; (B) national or international policies or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (C) changes in laws, rules, regulations, binding orders, or other binding directives issued by any governmental authority. In addition, a “Material Adverse Change” or “Material Adverse Effect” shall not mean any material adverse effect resulting from: (a) any action or omission of the Seller taken in accordance with the terms of this Agreement or with the prior written consent of the Buyer; (b) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; and (d) acts of God, including tornadoes, storms or other naturally occurring events.

           1.2           Interpretation and Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neuter, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (e) reference to and use of the term Legal Requirement means such law, regulation, administrative rule or other requirement established by a governmental authority with jurisdiction over or otherwise affecting and binding on the Seller, the Buyer (the Purchaser), the Business, the Property and/or the Assets, as any such Legal Requirement has been amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”; (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Agreement; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments.

           1.3           Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party will not apply to any construction or interpretation hereof.

SECTION 2
SALE AND PURCHASE OF BUSINESS

           2.1            Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of any third party claim, lien or encumbrances, all right, title and interest in and to the following property (the “Contemplated Transactions”).

 (i)           all of its tangible personal property, including, without limitation, all vehicles and equipment shown on Schedule 2.1(i) attached hereto and made a part hereof;

                     (ii)           all of its customer accounts, customer relationships, to the extent transferrable, customer contracts and agreements, and to the extent transferrable, all other contracts, agreements and written instruments relating to the Business, whether written or verbal, including, without exception, those listed on Schedule 2.1(ii) (collectively, the "Assigned Contracts");

                     (iii)           all approvals, permits, franchise rights, consents, licenses and other authorizations, and all pending applications therefore or renewals thereof relating to the ownership, development and operation of the Business, the Property and the Assets, all such approvals, permits, franchise rights, consents, licenses and other authorizations, determined to be necessary by Buyer, in its sole discretion, to allow Buyer to operate the Business as a going concern (collectively, the "Permits");

                     (iv)          the going concern value and goodwill of Seller attributable to the Business, the Assets or the Property;

                     (v)           originals or copies of all current data and records (whether in print, electronic or other format), related to the Business and the Assets, or used in the conduct and operation of the Business and ownership and operation of the Assets, including client, customer and supplier lists and records, volume reports and records, service and warranty records, financial and accounting records, studies, reports, correspondence related to the Business and the Assets and other similar documents and records; provided, however, that Seller, shall be entitled to maintain copies of all such data and records for a period of four (4) years after the Closing, whereupon all such electronic and hard copies shall be delivered to Buyer;

                     (vi)           the rights of Seller under (and the benefit of) all existing non-competition agreements executed by former employees of the Business in favor of Seller or any Seller or any prior owner of the Business or any part thereof and by current employees of the Business;

                    (vii)          all inventory of Seller maintained for the operation of the Business as of the date of Closing;

                    (viii)         all intangible property of Seller, including, without limitation, goodwill, all trademarks, trade names, licenses, copyrights, patents, websites, telephone numbers, programs, the name "Eagle Ridge”, “Eagle Ridge Landfill”, franchise rights, securities, contractual rights, warranties, guarantees, licenses and permits in any way associated with the Business or the Premises;

(ix)           all accounts receivables uncollected as of the Closing Date;

     (x)           the Land, together with the following (together with the Land to be referred to herein as the “Property”):

A.
All buildings, structures and improvements, together with all and singular tenements, hereditaments and appurtenances thereunto erected or situated on the Land, including, without limitation, any fixtures owned by either of the Seller now situated on or appurtenant to such buildings, structures and improvements (hereinafter “Improvements");

B.	any after-acquired title of reversion, in and to the beds of the ways, roads, streets, avenues and alleys adjoining the Land;

C.
all tenements, hereditaments, easements, appurtenances, passages, waters, water rights, water courses, riparian rights, other rights, liberties and privileges thereof or in any way now or hereafter appertaining to Land, including homestead or any other claim at law or in equity as well as any after-acquired title, franchise or license and the reversion and reversions, remainder and remainders thereof; and

D.	all alley rights, drainage rights and all other rights appertaining to the use or enjoyment of the Land or the Improvements.

(xi)           To the extent not already referred to herein, all assets of Seller used in the operation of the Business other than those set forth on Schedule 2.2;

                     (hereinafter all such assets to be referred to as the “Assets”).

Notwithstanding any of the foregoing in this Section 2.1, the sale, assignment and transfer of the Assets pursuant to this Agreement will not include the assumption of any Liability related to the Assets, the Land or the Business unless Buyer expressly assumes that liability pursuant to Section 2.3.

           2.2              Excluded Assets. Notwithstanding anything to the contrary contained in Sections 2.1 or elsewhere in this Agreement, the assets of Seller set forth on Schedule 2.2 (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and will remain the property of the applicable Seller after the Closing.

2.3           Seller Liabilities. Immediately following Closing, Buyer will assume and agree to discharge solely the following liabilities and obligations of Seller: (i) obligations arising under the Assigned Contracts (but only to the extent that such obligations accrue or arise on or after the Closing Date and are not based on or do not result from any liability or delinquency arising before the Closing Date), (ii) all closure and post-closure financial assurance obligations associated with the ownership of the Eagle Ridge Landfill as set forth on Schedule 2.3(ii) arising subsequent to the Closing Date and (iii) any other liabilities or obligations associated with or resulting from the ownership of the Assets or the operation of the Business after the Closing Date (but only to the extent that such obligations accrue or arise on or after the Closing Date and are not based on or do not result from any ~~l~~iability or delinquency arising before the Closing Date)  (jointly, the "Buyer Assumed Liabilities"). The Seller Retained Liabilities will remain the exclusive responsibility of and will be retained, paid, performed and discharged exclusively by Seller, and Seller shall indemnify, defend and hold Buyer harmless from and against any claim therefore or liability arising therefrom pursuant to Section 6.2 of this Agreement. "Seller Retained Liabilities" means every Liability of Seller other than the Buyer Assumed Liabilities. Without limiting the generality of the foregoing, the Seller Retained Liabilities include:

                     (i)            any liability  arising out of or relating to services performed by Seller in connection with the Business before the Closing Date and Seller agrees to pay and discharge all accounts payable relating to the Business  in a timely manner in accordance with their respective payment terms;

                     (ii)           any liability under any Assigned Contract that arises after the Closing Date out of or relating to any Breach by Seller of an Assigned Contract that occurred before the Closing Date;

                     (iii)           any liability under any contract or agreement not assumed by Buyer;

                     (iv)           any liability arising out of or relating to any indebtedness of Seller or its affiliates, unless same has been expressly assumed by Buyer;

                     (v)            any liability for taxes relating to or arising as a result of the operation of the Business or ownership of the Assets before the Closing Date; and,

                     (vi)           any environmental, health or safety liability arising out of or relating to the operation or occupancy of the Business, the Property or the Assets before the Closing Date or Seller’s leasing, ownership or operation of any other property or asset before the Closing Date.

2.4           Purchase Price.  As consideration for the Assets and the Property, Buyer shall pay to Seller a purchase price (the “Purchase Price”) equal to Nine Million Five Hundred Six Thousand Five Hundred and no/100 Dollars ($9,506,500.00), subject to the Working Capital Adjustment set forth below, by wire transfer or by delivery of other immediately available funds at Closing.   The Purchase Price shall be adjusted by the the “Working Capital Adjustment,” which shall be determined as follows:

(i)	Increased by the following amounts:

A.
Prepaid items representing the expenses incurred by Seller in the ordinary course of the Business prior to the Closing Date for services to be performed or goods to be received, in whole or in part, after the Closing Date, as set forth on Schedule 2.4(i)(B). Eligible prepaid items or expenses shall exclude all prepaid expenses which Buyer determines, in good faith, that it will not realize the full future economic value or benefit of such service or good.

B.	Outstanding Accounts Receivable of Seller as of the Closing Date, which are set forth on Schedule 2.4(i)(B), based upon the following aging categories and amounts:

(1)	95% of the Accounts Receivables outstanding for 30 days or less as of the Closing Date;

(2)	70% of the Accounts Receivables outstanding for more 30 days but less than 60 days as of the Closing Date; and

(3)	25% of the Accounts Receivables outstanding for more 60 days but less than 90 days as of the Closing Date.

(ii)	Decreased by the following amounts:

A.	The amount of any deferred revenue or prepaid income for services to be performed in connection with the Business on or after the Closing Date as described on Schedule 2.4 (ii)(A).

Five (5) business  days prior to the Closing, Seller shall have delivered to Buyer the estimated Working Capital Adjustment (the “Estimated Working Capital Adjustment”), which shall be attached to this Agreement as Schedule 2.4 used for determining the preliminary amount of the Working Capital Adjustment paid to Seller at Closing.

Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller: (i) a balance sheet as of the Closing Date (the “Closing Date Balance Sheet”), and (ii) a statement reflecting Buyer’s determination of the Working Capital Adjustment as of the Closing Date (the “Final Working Capital Determination”) and the calculation thereof (the “Final Statement”).  Buyer shall provide Seller with access to copies of all work papers and other relevant documents to verify the entries contained in the Closing Date Balance Sheet and the Final Statement.  Seller shall have a period of thirty (30) calendar days after delivery of the Closing Date Balance Sheet and the Final Statement to review them and make any written objections Seller may have in writing to Buyer.  If written objections to the Closing Date Balance Sheet and Final Statement are delivered to Buyer within such thirty (30) day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute.  If no written objections are made by Seller within such thirty (30) day period, the Purchase Price shall be adjusted by the amount of the Working Capital Adjustment pursuant to the Final Statement.

If disputes with Final Working Capital Determination cannot be resolved by Buyer and Seller within thirty (30) calendar days after the delivery of Seller’s objections to the Closing Date Balance Sheet or the Final Statement, then the specific matters in dispute, along with each party’s written calculation of the Final Working Capital Determination, the Closing Date Balance Sheet, the Final Statement, Seller’s written objections, and all work papers related thereto (the “Determination Materials”) shall be submitted to an independent certified accounting firm (the “Accounting Arbitrator”) with an office in St. Louis, Missouri mutually agreed to by the Parties. The Accounting Arbitrator shall review the Determination Materials and shall determine, in accordance with this paragraph, the Final Working Capital Determination (and any adjustment, if any, shall only be based upon the items of Working Capital Adjustment in dispute), which may not be outside the range comprised of the parties Final Working Capital Determinations, and which shall be final, binding and non-appealable.  Within five (5) calendar days after delivery of such opinion to Buyer and Seller, the Purchase Price shall be adjusted by the amount of the Final Working Capital Determination by the Accounting Arbitrator. All fees and other costs charged by the Accounting Arbitrator shall be borne by Purchaser and Seller equally.

If the Final Net Working Capital Determination is less than the Estimated Working Capital Adjustment, Seller shall pay the amount of such shortfall to Purchaser within ten (10) days of receipt of the Final Working Capital Determination from the Accounting Arbitrator. If the Final Net Working Capital Determination is greater than the Estimated Working Capital Adjustment, Purchaser shall pay

Seller the amount of such difference within ten (10) days of receipt of the Final Working Capital Determination from the Accounting Arbitrator.  The parties shall make any deliveries or payment required by this Schedule 2.4(a)(4)within ten (10) days after the determination of the Final Working Capital Determination.  Any payments made pursuant to this paragraph shall be treated for all purposes as an adjustment to the Purchase Price.

           2.5           Closing; Effective Time. Unless the parties otherwise agree in writing, the parties agree to use their best efforts to close the Contemplated Transactions on or before December 18, 2015 (the “Closing Date”).  The Contemplated Transactions and the transfer of title to and ownership p of the Assets and the Property and the assumption of the Buyer Assumed Liabilities shall be effective as of 12:01 a.m. on the next business day following the Closing Date.  On or before the Closing Date, any document necessary to either affect any of the Contemplated Transactions or consummate this Agreement, and not already in the possession of Buyer, shall be, or have been, sent via facsimile or via electronic mail, in PDF format, to Counsel for Buyer at the Offices of Richard J. Dreger, Attorney at Law, P.C., 11660 Alpharetta Highway, Building 700, Suite 730, Roswell, Georgia, 30076, (678) 566-6938 (Fax), Rick@rdregerlaw.com, with original executed copies to be sent via overnight courier to the same.

On or before the Closing Date, any document necessary to either affect any of the Contemplated Transactions or consummate this Agreement, and not already in the possession of Seller, shall be, or have been, sent via electronic mail, in PDF format, to Counsel for Seller, Michael A. Roy, Senior Vice President-General Counsel, WCA Waste Corporation, 1330 Post Oak Blvd., 30th Floor, Houston, TX 77056, mroy@wcamerica.com, with original executed copies to be sent via overnight courier to the same.

2.6           Closing Obligations.

(a)           Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                               (1)           The representations and warranties of Seller set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date;

(2)          Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(3)          No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own the Assets or the Property or the Seller to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(4)          The Seller shall have in place all non-appealable and unrestricted approvals, permits, franchise rights, contracts, consents, licenses and other authorizations, and all pending applications therefore or renewals thereof necessary for the ownership, development and operation of the Business, Property and Assets and the occupancy of the Property (the “Permits”). Subject to the foregoing, Buyer and the Seller agree that Buyer shall be responsible for obtaining all approvals and authorizations from the Missouri Department of Environmental Resources necessary for the transfer and assignment of the Permits required for ownership and operation of the Eagle Ridge Landfill.  The Seller agrees to cooperate with and provide all information, documentation and other assistance as reasonably requested by Buyer to secure such approvals and authorizations.  Seller shall be responsible for obtaining consents to the assignment of Assigned Contracts to Buyer reasonably deems necessary by Buyer to operate the Business.

(5)          The Property and all Assets shall be free and clear of all liens or third party claims and shall be in good working order;

(6)          The Seller shall not have any debt other than as set forth in Schedule 2.6(a)(6);

(7)          The Seller shall not be obligated to any contracts other than the customer contracts (the “Customer Contracts”) and the vendor and supplier contracts (the “Seller Contracts”) described in Schedule 2.6(a)(7);

(8)          The Customer Contracts and the Seller Contracts shall be in full force and effect, subject to any such Customer Contracts that are involved in any bankruptcy, insolvency or receivership proceedings;

(9)          Buyer shall have entered into a non-compete and non-solicitation agreement (the “Non-Compete Agreement”) with the Seller and Seller’s parent corporation, WCA Waste Corporation, a Delaware corporation (“Parent”), in the form set forth in Exhibit 2.6(a)(9);

(10)          Seller shall have executed and delivered to Buyer all of the Seller Closing Documents as defined herein;

              (11)          Title to the Property shall be insurable subject only to the exceptions set forth in Schedule 2.6(a)(11) (the “Permitted Exceptions”) by a title insurance company acceptable to Buyer;

  (12)        Within five (5) days of the effective date of this Agreement, Seller shall have delivered to Buyer all surveys, leases and reports in their possession, custody or control which in any way refer to or relate to the Property; and

  (13)         Buyer’s engineers have verified through field testing that methane gas levels within the landfill located on the Property have been less than 2.5% by volume for twenty one days prior to Closing.

                     (b)           Closing Deliverables of Seller.  On or before the Closing Date, Seller will deliver to Buyer the following documents and instruments (the “Seller Closing Documents”), each of which will have been duly executed and, where appropriate, acknowledged or notarized:

(1)          A closing statement approved by the parties (the “Closing Statement”), which sets forth the Purchase Price disbursement information, the amount of the  Estimated  Working Capital Adjustment and such other matters to be undertaken at Closing in order to consummate the Contemplated Transactions;

(2)          A Bill of Sale conveying all of the Assets to Buyer, in the form attached hereto and made a part hereof as Exhibit 2.6(b)(2);

(3)          A certificate from Seller that the representations and warranties of Seller set forth herein are true and correct as of Closing;

(4)          A certificate of existence of the Seller issued by the Ohio Secretary of State, dated not more than ten (10) days before the Closing Date;

(5)          Certificates of Good Standing of the Seller issued by the Secretary of State of each State in which the Seller does business, dated not more than ten (10) days before the Closing Date;

(6)          The Non-Compete Agreement;

(7)          Consents of all parties identified in Section 3.1(h) necessary to allow the parties to consummate the transaction contemplated herein;

(8)          A special warranty deed for the Property, subject only to the Permitted Exceptions as hereinafter defined, in the form attached hereto as Exhibit 2.6(b)(8);

(9)          A general seller’s affidavit in form regarding the Property acceptable to Buyer in the form attached hereto as Exhibit 2.6(b)(9);

(10)        A quit claim deed for the Property containing a legal description based upon a current and accurate survey of the Property in the form attached hereto as Exhibit 2.6(b)(10);

(11)        The assignment of the Permits in the form attached hereto as Exhibit 2.6(b)(11);

(12)        A copy, certified by an officer of Seller, of the resolution of the Seller’s members authorizing and approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

(13)        The Escrow Agreement fully executed by Seller and Escrow Agent; and,

(14)        Such other documents as Buyer may reasonably request for the purposes of properly documenting and giving effect to the Contemplated Transactions to occur at the Closing.

(c)           Conditions to Obligation of Seller to Close.  The obligation of Seller to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions:

(1)          The representations and warranties of Buyer set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(2)          Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

(3)          No action, suit, or proceeding shal1 be pending or threatened against Buyer before any court or quasi-judicial or administrative agency of any federal, State, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; provided, further, that no such injunction, judgment, order, decree, ruling, or charge shall be in effect.

(d)           Closing Deliveries of Buyer. On or before the Closing Date, Buyer will deliver directly to Seller the following documents and instruments (the "Buyer Closing Documents"), each of which will have been duly executed and, where appropriate, acknowledged:

(1)          The Closing Statement;

                                (2)          Payment of the Purchase Price by wire transfer of immediately available U.S. funds;

(3)          A copy, certified by an officer of Buyer, of the resolution of the Buyer’s Board of Directors of the Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

(4)          A certificate of existence of the Buyer issued by the Secretary of State of Delaware, dated not more than ten (10) days before the Closing Date;

(5)          The Escrow Agreement fully executed by Purchaser and Escrow Agent; and,

(6)         Such other documents as Seller may reasonably request for the purposes of properly documenting and giving effect to the Contemplated Transactions to occur at the Closing.

2.7          Closing Costs and Professional Fees; Apportionments.

(a)           Seller acknowledges and agrees that Buyer shall have no duty or obligation to pay any taxes attributable to Seller as a result of the purchase and sale of the Assets. Buyer shall be solely responsible for all State or Federal income taxes or similar taxes imposed on Buyer as a result of the Contemplated Transactions. Buyer acknowledges and agrees that Seller shall have no duty or obligation to pay any taxes attributable to Buyer as a result of the payment of the Purchase Price to Seller.  Any taxes, fees or assessments associated with conveyance of title to the Property to Buyer shall be its sole obligation and Seller shall have no responsibility or liability relating thereto (other than Seller’s portion of property taxes due for the current year).

(b)           Each party shall be solely responsible for any legal or accounting fees, brokerage or finders' fees or agents' commissions or other similar payments incurred by or agreed to by such party in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.  Seller shall indemnify Buyer from and against any claims, actions, judgments and costs, including reasonable attorneys’ fees incurred in defending against such actions or in enforcing the provisions of this paragraph, arising from any claims for compensation by any broker claiming to have assisted Seller in any aspect of this transaction. Buyer shall indemnify Seller from and against any claims, actions, judgments and costs, including reasonable attorneys’ fees incurred in defending against such actions or in enforcing the provisions of this paragraph, arising from any claims for compensation by any broker claiming to have assisted Buyer in any aspect of this transaction.

(c)           Property taxes, transaction privilege taxes and periodic fees, if any, related to the ownership or operation of the Property, Assets or the Business (but not State or Federal income taxes) and all other applicable taxes and assessments related to the Assets, Business and Property will be prorated; provided, however, that if the rate and/or amount of the taxes for the year of the Closing are not available on the Closing Date, such taxes will be prorated based upon the prior tax year’s assessment. Seller will be responsible for all such taxes attributable to the Assets, Business and Property through the Closing Date and Buyer will be responsible for all such taxes attributable to the Assets from and after the Closing Date. If Buyer undertakes any dispute, protest or request for reassessment with respect to all or any portion of taxes for the tax year in which the Closing occurs, or any previous year, any refund relating to any previous year will be the property of Seller, and any refund relating to the tax year in which the Closing occurs (reduced by the out-of-pocket costs incurred in regard to such dispute, protest or request for reassessment) will be prorated between Seller and Buyer as of the Closing Date. Seller shall be solely responsible for all State or Federal income taxes or similar taxes imposed on Seller as a result of the Contemplated Transactions. Seller acknowledges and agrees that Buyer shall have no duty or obligation to pay any taxes attributable to Seller as a result of the purchase and sale of the Land and Assets. Buyer shall be solely responsible for all State or Federal income taxes or similar Taxes imposed on Buyer as a result of the Contemplated Transactions. Buyer acknowledges and agrees that Seller shall have no duty or obligation to pay any taxes attributable to Buyer as a result of the conveyance of the Purchase Price.

2.8           Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 2.8.  After the Closing, the parties for all tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code shall make consistent use of the allocation. In any proceeding related to the determination of any tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1          In order to induce Buyer to enter into this Agreement and consummate its obligations hereunder, the Seller hereby represents and warrants to Buyer that, except as set forth on Seller’s disclosure schedules, the following statements are true as of the date of this Agreement and shall be true as of the date of Closing:

(a)           The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the agreements to which it is a party.

(b)           Seller is the sole owner of the Assets and no third party has any ownership, claim, lien or economic interest in the Assets that will survive or remain in existence after the Closing Date.

(c)           Seller has not assigned, mortgaged, hypothecated or pledged any interest in the Assets to any third party, except as set forth on Schedule 3.1(c).

(d)            Seller owns all of the Assets, free and clear of any third party claim or lien except as set forth on Schedule 3.1(d).

(e)           The Assets are sufficient to allow the Seller to operate the Business in substantially the same manner in which it is being conducted as of the date of this Agreement.

(f)           This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Seller Closing Documents, the Seller Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms. Seller has all power, authority and capacity to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents.  Neither the execution nor delivery of this Agreement or any Seller Closing Document by Seller nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)          Breach or otherwise conflict with any provision of the articles of organization or formation, articles of incorporation, operating agreement, bylaws, or other governing documents, as applicable, of the Seller, or contravene any resolution adopted by the member(s) or manager(s) of the Seller;

(ii)          Breach or otherwise conflict with any term or provision of any charter, by-law, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which the Seller is bound, and the execution and delivery of and performance and compliance with this Agreement by Seller will not result in the violation of or be in conflict with or constitute a default under any such term or provision referred to hereinabove or result in the creation of any mortgage, lien, encumbrance or charge upon the Assets or Property pursuant to any such term or provision;

(iii)          Breach or otherwise conflict with or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit that is held or being applied for by or on behalf of the Seller or that otherwise relates to any of the Assets, Property or the Business, except as set forth in Schedule 3.1(f)(iii);

(iv)          Cause Buyer (or any Affiliate thereof) to become subject to, or to become liable for the payment of, any tax, except for State or Federal income taxes or similar taxes imposed on Buyer as a result of the Contemplated Transactions, except such taxes as may become due and payable in future as a result of ownership of the Assets;

(v)          Except as set forth on Schedule 3.1(v), breach or otherwise conflict with any provision of, or give any third party person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which the Seller is a party or by which the Seller is bound, subject to the receipt of any consents to assignment required by the terms of any such contract or agreement; or

(vi)          Result in the imposition or creation of any encumbrance, claim or lien on any of Assets or the Property.

(g)    Seller’s past twelve months of EBITDA, adjusted for Seller’s management costs, for the period ending September 30, 2015, as calculated in accordance with Seller’s historical methods of accounting, consistently applied, exceeds $1,163,000.

(h)           Except as set forth on Schedule 3.1(h), Seller is not required to give any notice to, or obtain any consent from, any third party in connection with the execution and delivery of this Agreement or the Seller Closing Documents or the consummation of any of the Contemplated Transaction, including any consent required in order to preserve and maintain (after giving effect to the purchase by Buyer of the ) all Permits required for the ownership and operation of the Property, Assets or the conduct of the Business.

(i)           The books of account, balance sheets, profit and loss statements, financial records and other books and records of the Seller (the “Financial Records”) relating to the Property, Assets and the Business, all of which have been made available to Buyer, are complete, current and correct in all material respects, fairly represent the financial condition and results of the Seller and the Business as of the date of this Agreement, and disclose all debts, liabilities and obligations of the Seller, whether accrued, absolute, contingent or otherwise due or to become due (including, without limitation, liabilities for taxes of any kind whatsoever), arising out of any known facts existing on or prior to the date of such balance sheet or other record.  The Financial Records have been prepared in accordance with sound business practices and are applied on a consistent basis with prior periods. Since the date of the Financial Records, there has not been any Material Adverse Change in or event or condition adversely affecting the condition (financial or otherwise) of the Seller, the Business, the Property or the Assets.

(j)           The Seller does not have any liabilities or obligations in respect of the Business, the Property or the Assets except as set forth in Schedule 3.1(j).

(k)           To Seller’s Knowledge, Seller has complied with all of its obligations with respect to the timely payment of taxes applicable to the Business, Property and all Assets. All taxes due and owing by or attributable to the Seller, the Property, the Business and the Assets have been paid. There is no proceeding, or audit by any taxing authority or any claim for refund now in progress, pending or threatened against or with respect to the Seller regarding taxes with respect to the Seller, the Property, the Business or the Assets. There are no existing or threatened claims, liens or encumbrances on any of the Property or Assets relating, or attributable, to taxes (other than statutory liens on assets of the Seller for payroll taxes not yet due and payable), and Seller does not have any knowledge of any reasonable basis for the assertion of any claim relating or attributable to taxes which, if adversely determined, would result in any encumbrance or lien on the Property or any of the Assets.  The Seller has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing by the Seller to any employee, independent contractor, creditor, member, manager or other person.

(l)           Each Permit is valid and in full force and effect.  Seller has delivered, or has caused to be delivered, to Buyer or copies of (i) all the Permits and applications therefore, and (ii) all correspondence for the last three (3) years between the Seller or its representatives and the applicable governmental bodies in connection with the Permits and applications therefor.

(m)           Each governmental authorization required to own and operate the Business, the Property and the Assets is valid and in full force and effect. The Seller is, and at all times since the acquisition of the Seller by Waste Corporation of Missouri, Inc., a Delaware corporation and the sole member of the Seller (“WCA-Missouri”), has been, in material compliance with all of the terms and requirements of each such governmental authorizations.  No event has occurred, nor, to Seller’s Knowledge, does any circumstance exist, that is reasonably likely (with or without notice or lapse of time) either to (i) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any governmental authorization required for the operation or ownership of the Business, Property and the Assets or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such governmental authorization.

(n)           The Seller has not received, at any time since the acquisition of the Seller by WCA - Missouri, any notice or other communication (whether oral or written) from any governmental body or any other party regarding either (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any governmental authorization required to own and operate the Business, the Property or any of the Assets where such violation or failure would have a Material Adverse Effect, or (ii) any actual, proposed, or expected revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit.

(o)           All applications required to have been filed for the renewal of the Permits and other governmental authorizations required to own and operate the Business, Property and Assets have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such Permits or other governmental authorizations required to own and operate the Business, Property and Assets have been duly made on a timely basis with the appropriate governmental bodies.

(p)          Except as set forth on Schedule 3.1(p), the Seller is and at all times since the Seller’s acquisition by WCA - Missouri, has been, in material compliance with all Legal Requirements applicable to the Seller so as to allow the Seller to conduct or operate the Business and own or use the Property and Assets in the manner in which they have been used and operated since the acquisition of the Seller by WCA - Missouri.  To Seller’s Knowledge, no event has occurred, nor do any circumstances exist, that (with or without notice or lapse of time) would be expected to constitute or result in a material violation by the Seller of, or a material failure on the part of the Seller, to comply with any Legal Requirements relating to the Business, Property or the Assets, or would be expected to give rise to any obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to the Business, Property or the Assets. Except as set forth on Schedule 3.1(p), the Seller has not received, at any time since its acquisition of the Seller by WCA - Missouri, any notice or other communication from any governmental body or any other party regarding either (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement necessary for the operation of the Business, Property or the Assets, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to the Business, Property or the Assets.

(q)          To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to, give rise to or serve as a basis for, the commencement of any proceeding by or against Seller, nor are there any proceedings, a notice of which has been served or otherwise communicated by or to the Seller or threatened, that either (i) that in any way relates to or may affect the Business, the Property or the Assets, or (ii) that challenges, or that is more likely than not to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions or the operation and ownership of the Business, the Property or the Assets.

(r)           There is no order or judgment to which any of the Seller are subject that in any way relates to or could reasonably be expected to affect the Business, the Property or any of the Assets.

(s)           Since the date of the most recent Financial Records furnished to the Buyer by the Seller, there has not been any Material Adverse Change in the operations, prospects, assets, results of operations or condition (financial or other) of the Seller, and no event has occurred, nor do any circumstances exist, that may result in such a Material Adverse Change. The Seller has not received any notice or other communication (written or oral) from any governmental body or any other party regarding the ability of the Seller to own or operate the Business or the Assets, or the intention of any governmental body to challenge or oppose the Buyer's ownership or operation of the Business or Assets. In addition to the forgoing, since the date the Financial Records were prepared, the Seller has conducted the Business only in the ordinary course of business and there has not been any:

(i)          theft, damage to or destruction or loss of any vehicle or other Asset, whether or not covered by insurance, except for damage that has been repaired or for which appropriate replacement assets have been acquired before the date hereof;

(ii)           termination of or receipt of notice of termination or nonrenewal of any Permit, license, approval, or other Governmental Authorization affecting the Assets or the Business;

(iii)           sale, lease or other disposition of any Asset or property of Seller used in the Business other than in the ordinary course of business or the creation of any encumbrance, lien or third party claim on any Asset;

(iv)           suffrage of any extraordinary losses or cancellation or waiver of any claims or rights with respect to the Business or the Assets;

(v)           indication by any material customer or supplier of the Business of an intention to discontinue or change the terms of its relationship with Seller with respect to the Business; or

(vi)          contract or agreement by Seller to do any of the foregoing.

(t)          All Customer Contracts of the Seller that generate annual revenue of $10,000 or greater, including customer names and termination dates, are set forth in Schedule 2.6(a)(7) and all such information is true and correct.  Current copies of all Customer Contracts have been delivered to Buyer and such Customer Contracts are in full force and effect.

                     (u)          Neither Seller, nor any representative thereof, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.

(v)          Except as authorized by law, neither the Seller nor any of its respective officers directors, employees or agents, has, directly or indirectly, ever made, offered or agreed to offer anything of value to (i) any employees, representatives or agents of any customers of the Seller for the purpose of attracting business to the Seller or (ii) any domestic governmental official, political party or candidate for government office or any of their employees, representatives or agents.

(w)          Neither the Seller nor WCA-Missouri is insolvent as such term is defined in the Uniform Commercial Code, as amended, or the United States Bankruptcy Code, as amended.  Neither the Seller nor WCA - Missouri has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The fulfillment of the Contemplated Transactions will not cause the Seller or WCA - Missouri to become insolvent.

(x)          No representation or warranty or other statement when made by Seller in the Seller’s Closing Documents or any other instruments executed by any of the Seller in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(y)           There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting the Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Property or any portion thereof.

(z)           The Property is currently zoned so as to allow the operation of a landfill and the Business as currently being operated thereon.  To Seller’s Knowledge, there are no pending or anticipated changes in any zoning or land use laws that will materially impair the development or use of any of the Property or any portion thereof as they are currently being used. The Property is in material compliance with all applicable laws, including all applicable building, zoning, comprehensive planning, subdivision, health and safety and other land use laws, regulations, ordinances and rules (collectively, the "Premises Laws"), and the current use and occupancy of the Property does not violate any Premises Laws.  Seller has not received any notice of violation of any Premise Law and, to Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. To Seller’s Knowledge, there are no pending or anticipated changes in any Premises Law that will have a Material adverse effect on the ownership, operation, lease, use or occupancy or use of the Property as they are currently being used (or any portion thereof).

(aa)           Subject to the provisions of Paragraph 2.6(a)(4), all governmental authorizations and Permits which are required or appropriate to use, lease or occupy the Property as a landfill have been issued and are in full force and effect. Seller has not received any notice from any governmental authority or other entity having jurisdiction over any of the Property threatening a suspension, revocation, modification or cancellation of any governmental authorization or Permit required to lease, occupy or operate any of the Property and there is no basis for the issuance of any such notice or the taking of any such action, and Seller has not received any notice or other communication (written or oral) from any governmental body or any other party regarding the ability of the Property to be used, occupied, operated and constructed as a landfill in the matter it is currently used, operated and occupied.

(bb)          There are no taxes, assessments, fees, special assessments, impact fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Property with respect to the Property or portion thereof which are delinquent.

(cc)          Other than as set forth on Schedule 3.1(cc), there are no leases or subleases affecting any of the Property and no portion of the Property is subject to any outstanding agreement of sale, option, or other right of any third party to acquire any interest therein, except this Agreement. Except as set forth on Schedule 3.1(cc), there are no contracts or any other agreements entered into by the Seller which will affect any of the Business and/or the Seller after the Closing, including, but not limited to any maintenance, repair, service, pest control or supply, management, employment, equipment, equipment rental, or any other agreements used in connection with any of the Business.

(dd)           The Improvements are in  working condition and fully suitable for the operation of the Property as a landfill.  All electrical, heating, air conditioning, plumbing and mechanical fixtures and systems located on the Property are in good working order and condition, reasonable wear and tear excepted.

(ee)          The Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any substance classified as hazardous under applicable Federal or state law, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance)

so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney's fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other environmental laws (the “Environmental Laws”), nor has Seller knowingly permitted any other Person to do so. Seller has not assumed, nor, to the best of its Knowledge, otherwise become subject to, any liability, including without limitation any obligation for corrective or remedial action, of any other parties relating to any Environmental Laws.

(ff)          The Seller has complied in all material respects, and is presently in compliance in all material respects, with all applicable Environmental Laws pertaining to the Property and the operation of the Business.  Seller has not received any written communication alleging that the Seller is not in compliance with any applicable Environmental Law.  The Seller has not taken any action that could reasonably be expected to result in any liability (other than minor liabilities of nominal or no financial or other consequence) relating to the present use, management, handling, transport, treatment, generation, storage, disposal or release of any hazardous material. There are no pending or, threatened proceedings of any nature resulting from any environmental, health or safety liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Business.

(gg)          Each item of equipment included in the Assets is in working condition and is suitable for use in the ordinary course of the Business.  All tangible personal property included in the Assets is in the possession of the Seller or its customers.

(hh)  The Seller holds all legal and beneficial right, title and interest in and to the Assets, all of which is free and clear of any encumbrance, lien or third party claim. Except as set forth on Schedule 3.1(hh), none of the Assets are leased and no third party has the right to use, operate or own the Assets or any portion thereof.  There are no outstanding options, rights of first offer or rights of first refusal to purchase any of Assets or any portion thereof or interest therein.

(ii)          Seller has delivered or made available to Buyer true, correct and complete copies of all Seller Contracts.  Each of the Seller Contracts is in full force and effect and, except as set forth on Schedule 3.1(ii), is valid and enforceable in accordance with its terms and the closing of the Contemplated Transaction will not result in a termination thereof or a default thereunder, subject to the receipt of any required consents to assignment. Upon Closing, each such Seller Contract will continue in full force and effect and will be valid and enforceable in accordance with its terms after the Closing, subject to the receipt of any required consents to assignment.

(jj)          The Seller is, and at all applicable times has been, in compliance in all material respects with all applicable terms and requirements of each the Seller Contracts. All parties to any of the Seller Contracts are, and at all times have been, in full compliance with all applicable material terms and requirements of such Seller Contract, and to Seller’s Knowledge, no event has occurred, nor do any circumstances exist, that (with or without notice or lapse of time) may constitute or result in a breach by any party to any of the Seller Contracts or give any party to any of the Seller Contracts the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any of the Seller Contracts. Seller has not given to or received from any other party any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential breach of any of the Seller Contracts.

(kk)          There are presently no renegotiations of, attempts to renegotiate or outstanding rights of any parties to renegotiate any material provision (including fees or other payment amounts) under any of the Seller Contracts and no party to any of the Seller Contracts has made any demand (written or oral) for such renegotiation.

(ll)          Each of the Seller Contracts has been entered into in the ordinary course of the Business and has been entered into without the commission of any act which either alone, or in concert with any other party, would be in violation of any federal, state or local law, ordinance or regulation and without any consideration having been paid or promised that would be in violation of any federal, state or local law, ordinance or regulation.

(mm)          Seller has provided to Buyer a complete list of the recurring customers of the Business whether or not such recurring customers are bound by a written contract or agreement with the Seller. Attached hereto as Exhibit 3.1(mm) are sample forms of contract (the “Customer Contract Forms”) which the Seller uses for its recurring collection and disposal customers.

(nn)          Schedule 3.1(nn) sets forth a detailed list of the employees of the Seller’s employer of record, WCA Management Company, L.P., who are  authorized agents of the Seller in connection with the Business (the “Business Personnel”), and contains at least the following details for  all Business Personnel; (i) name; (ii) part-time or full-time status; (iii) title or job description; (iv) employment commencement date; (v) salary or wage; (vi) available bonus or other contingent compensation; (vii) accrued and unused personal time off; (viii)  benefit plan participation details (if any); (x) if on leave, the status of such leave (including reason for leave and expected return date); and (x) any disciplinary actions administered within the past two (2) years. All salaries, wages and other compensation and benefits payable to the Business Personnel have been accrued and paid by the Seller when due for all periods through the date hereof, and, as of the Closing Date, will have been paid by the Seller when due for all periods through the Closing Date.  Except as set forth in the applicable employment agreements specified herein, the employment of each employee who is employed in connection with the Business is at will and, subject to compliance with all applicable Legal Requirements, can be terminated without notice and without severance, penalty or premium, other than payment of accrued salaries, wages and accrued unused personal time off.

(oo)          Since the Seller's acquisition by WCA - Missouri, the Seller has complied in all material respects with all applicable labor and other employment-related Legal Requirements, including those relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and employment related taxes and occupational safety and health. The Seller is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing.

(pp)          The Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract with respect to the operation of the Business. Since the commencement of operation of the Business, there has not been, nor is there, any pending or threatened strike, slowdown, picketing, work stoppage or employee grievance process involving the Seller. No event has occurred, nor do any circumstances exist that could provide the basis for any work stoppage or other labor dispute in respect of the Business. No proceeding, charge, grievance proceeding or other claim relating to an alleged violation of any Legal Requirement pertaining to labor relations or employment matters, has been filed or threatened against or affecting the Seller (or any director, officer, manager or employee thereof) relating to the actual or alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable governmental body, and there is no organizational activity or other labor dispute against or affecting the Business, and no application or petition for an election of, or for certification of, a collective bargaining agent is pending or threatened. There is no grievance or arbitration proceeding by any employee of the Seller that might have an adverse effect upon the Seller or the conduct of the Business is threatened or pending. There is no lockout by the Seller of any employees of the Seller, and no such action is contemplated by the Seller.  No charge of discrimination has been filed against or threatened against the Seller, or any of its directors, officers or employees, with the Equal Employment Opportunity Commission or similar governmental body.

(qq)         There are no suits, arbitrations or proceedings pending against the Seller or Seller, which if determined adversely, would have a Material Adverse Effect either individually or in the aggregate on the transaction contemplated herein or the Business.  Neither Seller nor WCA – Missouri is subject to any judgment, order or decree by any court, agency or other governmental instrumentality which materially affects the conduct of the Business.

(rr)            The minute books and other similar records of the Seller contain complete and accurate records of all actions taken at any meetings of members thereof and of all written consents executed in lieu of the holding of any such meeting.

(ss)           All Accounts Receivable of the Seller outstanding and the age thereof on September 30, 2015 are set forth on Schedule 3.1(ss) hereof (other than those paid since the date hereof), are valid receivables subject to no setoffs or counterclaims and the Seller has no Knowledge that any of the Accounts Receivable are uncollectible, other than to the extent of the applicable reserve for bad debts established with respect thereto as of September 30, 2015.  Seller has not received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or set-off by such account debtor except as set forth in Schedule 3.1(ss). “Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

(tt)           All executory Seller Contracts or Customer Contracts of the Seller (the “Executory Contracts”) to the extent unperformed or undelivered prior to Closing are in full force and effect, without any existing default, arrearage or event of default by the Seller, and are enforceable according to their respective terms and no claim, suit or proceeding has been initiated or threatened with respect to or relating to any or all such Executory Contracts.

(uu)           Seller has not disclosed any substantial portion of the information set forth in the Seller's customer records or files to any other unaffiliated third person, entity or firm, except as may be required by law or except in the case where Seller has previously obtained an agreement requiring a receiving party not to disclose the contents of the foregoing or such third person, entity or firm has a duty under applicable Legal Requirements not to disclose the contents of the foregoing.

(vv)           Seller has incurred no obligation to pay any commission, finder's fee, or similar charge in connection with consummation of the Contemplated Transactions.

(ww)           Except as disclosed in Schedule 3.1(ww) hereof, there have not been any material changes to the Customer Lists (defined below) since the date provided to Buyer for review.

(xx)           Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code;

(yy)           The Seller maintains hazard insurance on the Assets, issued through a nationally recognized insurer with A. M. Best rating of A or better in an amount not less $10,000,000, inclusive of umbrella and excess coverage (the “Insurance”).

(aaa)           Except as set forth in Schedule 3.1(aaa), there is no location on the Property where (a) any underground storage tanks have ever existed, or (b) oil, hazardous material or other harmful substances have entered or been stored.

(bbb)        The Property (a) substantially complies with all Environmental Laws; (b) does not contain any transformers containing polychorinated bipheryl ("PCB"), and (c) has not been subject to releases or spills of oil or other hazardous materials, except as set forth in Schedule 3.1(bbb).

                    (ccc)           Subject to the Permitted Exceptions,  which do not impede or interfere with the operation of the landfill, the Property is not leased and no third party has the right to use, operate or own the Property or any portion thereof.  There are no outstanding options, rights of first offer or rights of first refusal to purchase the Property or any portion thereof or interest therein.

(ddd)           There are no unpaid bills of any nature for labor or materials in regard to any construction, repair or maintenance of the Property or Improvements, and there are no fixtures installed in the Improvements that have not been paid for in full.

(eee)           Seller is in undisputed and peaceable possession of the Property and has absolute right to convey good, fee simple and marketable title to the Property to Buyer without exception other than the Permitted Exceptions.

(fff)            Seller owns fee simple title to the Property and the Improvements, with title insurable by a title insurance company acceptable to Buyer in the full amount of the allocated portion of the Purchase Price, in ALTA form, at standard published rates, free and clear of all restrictions, liens, encumbrances, easements, exceptions, chattel mortgages, conditional bills of sale, title retention contracts, Uniform Commercial Code Financing Statements, security interest of every kind and character, leases, and tenant contracts, except the Permitted Exceptions and the existing mortgage on the Property that the Seller agrees to discharge at Closing.

(ggg)         The lines and corners of the Property are clearly identified on the survey of the Property furnished to Buyer, and that there are no disputes concerning the location of such lines and corners and that all of the Improvements are located within the boundary lines of the Property.

(hhh)         All curb cuts and street opening permits or licenses required for vehicular access to and from the Property from any adjoining public street are in full force and effect at Closing.

(iii)            That there are sufficient public utilities to operate the Property and Improvements as a landfill and such facilities are in material compliance with all governmental rules and regulations and such utilities either enter and serve the Property and Improvements through adjoining public streets or adjoining private land, and do so in accordance with valid public or private easements which inure to the benefit of the Property.

(jjj)            The Property is not subject to flooding. The Improvements are not located in a flood zone as such as identified by federal, state or local governmental agencies and are not located where, by law, the Property is required to be insured by flood insurance and have sustained no damage due to flooding or inadequate drainage.

(kkk)         All electrical, heating, air conditioning, plumbing and mechanical fixtures and systems located on the Property or Improvements are in reasonable working order and condition.

(lll)            Seller has not received notice of any outstanding requirements or recommendations by the fire underwriters or rating boards or any insurance companies requiring or recommending any repairs or work to be done with reference to the Improvements.

(mmm)      Any and all easements serving the Property are appurtenant to the Property and are perpetual and permanent easements, and that said easements are assignable to Buyer.  Said easements are legally enforceable and binding upon subservient properties, and Seller is not aware of any proceedings or potential proceedings by any third party to terminate said easements.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Seller to enter into this Agreement and consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller as follows:

           4.1          Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Georgia, with full organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the agreements to which it is a party.  Buyer has the full legal right, power, authority and capacity to enter into this Agreement, and to execute and deliver all Buyer Closing Documents to which Buyer is a party, and to consummate the Contemplated Transactions.

           4.2      Enforceability; Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Buyer Closing Documents, the Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has all power, authority and capacity to execute and deliver this Agreement and the Buyer Closing Documents and to perform its obligations under this Agreement and the Buyer Closing Documents.  Neither the execution and delivery of this Agreement or any Buyer Closing Document by Buyer nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

                     (a)           Breach or otherwise conflict with any provision of the articles of formation, operating agreement, or any other governing documents of Buyer, or contravene any resolution adopted by Buyer or Buyer’s members or manager;

                     (b)           Breach or otherwise conflict with any law, ordinance or regulation or judicial or administrative order to which Buyer may be subject, or give any governmental body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any law, ordinance or regulation or any judicial or administrative order to which Buyer may be subject;

                     (c)           Breach or otherwise conflict with or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, Permit, consent or approval that is held or being applied for by or on behalf of Buyer;

                     (d)           Cause Seller (or any Affiliate thereof) to become subject to, or to become liable for the payment of, any tax, except for State or Federal income taxes or similar taxes imposed on Seller as a result of the Contemplated Transactions; or

                     (e)           Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which Buyer is a party or by which Buyer is bound.

           4.3          Notices and Consents. Except as set forth on Schedule 4.3, Buyer is not required to give any notice to, or obtain any consent from, any third party in connection with the execution and delivery of this Agreement or the Buyer Closing Documents or the consummation of any of the Contemplated Transactions, including any consent required in order to preserve and maintain all governmental authorizations and Permits required for the ownership and operation of the Assets or the conduct of the Business.  Prior to Closing, Buyer agrees to use its reasonable efforts to obtain the approval of the Missouri Department of Environmental Resources to allow Buyer to own and operate the Eagle Ridge Landfill upon and subject to consummation of the Contemplated Transactions.  Seller shall cooperate with and provide information, documentation and reasonable assistance to Buyer in obtaining such approval(s).

           4.4           Brokers or Finders. Neither Buyer, nor any Representative thereof, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.

  4.5          Corrupt Practices. Except in compliance with all applicable laws, ordinances or regulations, neither Buyer, nor its officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, representatives or agents of any customers of Buyer for the purpose of attracting business to Buyer or (b) any domestic governmental official, political party or candidate for government office or any of their employees, representatives or agents.

           4.6           Solvency. Buyer is not insolvent as such term is defined in the Uniform Commercial Code, as amended, or the United States Bankruptcy Code, as amended, and has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The Contemplated Transactions will not cause Buyer to become insolvent or to be unable to satisfy and pay its debts and obligations generally as they come due.

           4.7           Disclosure. No representation or warranty or other statement made by Buyer in this Agreement, the documents delivered by Buyer pursuant hereto or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

SECTION 5
COVENANTS OF THE PARTIES

5.1           Access to Seller.  Seller shall afford Purchaser, its representatives, accountants and counsel full access to all of the Property and all records, and documents of the Seller and shall furnish Purchaser and such representatives, accountants and counsel such financial and other information with respect to the business, properties, records, and documents of the Seller as Purchaser and its representatives, accountants and counsel shall from time to time reasonably request. Such access shall be granted during normal business hours and Seller shall assist Purchaser with such inspection.  In the event of termination of this Agreement, Purchaser will immediately return to Seller all documents, work papers and other materials obtained in connection with the transactions contemplated hereby.

5.2           Employees and Customer Lists. From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement, Purchaser may have access to: (i) the Business Personnel and agents of the Seller; and (ii) the Seller's customer lists (the “Customer Lists”), provided Purchaser shall (i) not make copies or duplicates or otherwise reproduce the information contained in the Customer Lists prior to Closing and (ii) be subject to the terms of that certain Confidentiality and Non-disclosure Agreement between Buyer and Seller’s parent company with respect to such Customer Lists and all other information furnished to Buyer by Seller or its representatives.

5.3          Cooperation.  The parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) furnish upon request to each other such further information,

(b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

5.4          Confidentiality.

(a)           Seller hereby acknowledges and agrees that, through its ownership or operation of the Business, the Property and the Assets, it has occupied positions of trust and confidence with respect to the Seller up to the date hereof and has had access to, and has become familiar with, some or all of the following documents, materials and information relating to the Seller, any and all of which constitute confidential and proprietary information of the Seller (collectively, the "Seller Confidential Information"): (i) Customer Lists, current and anticipated customer requirements, price lists, market studies and business plans; (ii) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets; (iii) personnel training techniques and materials, and personnel files; (iv) environmental studies, reports, and analyses, and any related regulatory filings or submissions, including summaries, memoranda, reports, compilations or other derivations thereof; and (v) any and all other confidential or proprietary information concerning the affairs or conduct of the Seller prior to the date hereof, whether prepared by or on behalf of the parties hereto.

(b)           Seller hereby acknowledges and agrees that the protection of the Seller Confidential Information is necessary to protect and preserve the value of the Seller, the Assets and the Business, and that without such protection, Buyer would not have entered into this Agreement and consummated the Contemplated Transactions. Accordingly, subject to the provisions of Section 5.2(c), Seller hereby covenants and agrees, for itself, its representatives and affiliates and its successors and permitted assigns, that, without the prior written consent of Buyer (which consent will be at the Buyer's absolute discretion to give or withhold), Seller will not, nor will Seller cause or permit any of its representatives or affiliates to, at any time on or after the Closing Date and through the fifth anniversary of the Closing Date, directly or indirectly, disclose to any third party or use for its own account or benefit or for the account or benefit of any other party, any Seller Confidential Information.

(c)           The provisions of Section 5.4(b) will not apply to any Seller Confidential Information (i) that Seller can demonstrate with documentary evidence is generally known to, and available for use by, the public other than as a result of the breach of this Agreement or any other agreement pursuant to which any person (including the party or any representative or affiliate thereof) owes any duty of confidentiality to the other party or previously owed any duty of confidentiality to the other party, (ii) that is required to be disclosed pursuant to law or an administrative or judicial order so long as Buyer is notified of any such proceeding prior to the issuance of such order as set forth below, or (iii) that it discloses to its representatives, agents, affiliates, legal counsel, accountants, lenders, advisors or consultants who agree to, or based upon their confidential relationship with seller are required to, maintain the confidential nature of the Seller Confidential Information .  If a Seller (including any representative or affiliate thereof) becomes compelled by any Legal Requirement or an administrative or judicial order to disclose any Seller Confidential Information, such Seller will provide Buyer with prompt written notice of such requirement so that Buyer or the Seller may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to Buyer or the Seller, then such Seller will be responsible for ensuring that only the minimum portion of such Seller Confidential Information that is legally required to be disclosed is so disclosed, and such Seller will use all reasonable efforts to obtain assurances that confidential treatment will be given to such Seller Confidential Information.

5.5           Transition.

(a)           Seller will take no any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. Seller will refer all customer inquiries relating to the Business or Assets to the Buyer from and after the Closing.

(b)           For a period of sixty (60) days following the Closing, the parties will cooperate to provide each other with reasonable information systems support to permit a smooth transfer of business operations. In such regard, during such sixty (60)-day period, Seller will provide Buyer with reasonable billing and other information systems support in connection with the operation of the Seller and the Business.

5.6           Injunctive Relief. The parties acknowledge and agree that (a) the provisions of Sections 5.4 and 5.5 are reasonable and necessary to protect the legitimate business interests of the parties and their affiliates, (b) any violation of any covenant contained in Sections 5.2 and 5.3 would result in irreparable injury to the parties and their affiliates, the exact amount of which would be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such violation would not be reasonable or adequate compensation to the parties and their affiliates for such a violation. Accordingly, notwithstanding any other provision of this agreement, if either party, directly or indirectly, violates any of its covenants or obligations under Sections 5.2 and 5.3, then, in addition to any other remedy which may be available to the other party or any affiliate thereof, at law or in equity, the parties and their affiliates will be entitled to injunctive relief against the other party, without posting either bond or security, and without the necessity of proving actual or threatened injury or damage.

5.7           Upon the request of Purchaser at any time and from time to time following Closing, Seller, without further consideration, shall execute and deliver to Purchaser such further documents or instruments of assignment, transfer, conveyance, endorsement, direction or authorization as Purchaser or its counsel may reasonably request in order to fulfill the purpose and intent of this Agreement.

SECTION 6
INDEMNIFICATION; REMEDIES

6.1           All representations, warranties, covenants and obligations of the parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions subject to the time limitations set forth in Section 6.6. The right of any party to indemnification under this Section 6 for breach of representation, warranty or covenant for any other matter in respect of which indemnification is to be provided under this Section 6 will not be effected by any investigation (including any environmental investigation or assessment) conducted by such party or any of its representatives, or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the Closing

Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, obligation or any other matter. The waiver by any party of any condition to its obligation to close, as set forth in Section 2.6 of this Agreement, based upon the accuracy of any representation or warranty of the other party, or on the performance of or compliance with any covenant or obligation of the other party, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

6.2          Seller shall, and hereby does, agree to indemnify and hold harmless the Buyer and its successors or assigns (“Buyer Indemnified Parties”), at all times from and after the Closing Date, against and in respect to any Damages, as hereinafter defined, in an amount up to, but not to exceed, the dollar amount of the Purchase Price less taxes and Closing costs paid by Seller on account of performing its obligations under this Agreement.  "Damages," as used herein, shall include any claims, actions, demands, losses, liabilities (joint or several), penalties, damages, judgments, costs and expenses, including reasonable counsel fees incurred in investigating or in attempting to avoid the same, or to oppose the imposition thereto, or in enforcing the provisions of this paragraph, resulting to the Buyer Indemnified Parties from:

(a)           Any inaccurate representation made by the Seller in or under this Agreement;

(b)           Breach of any of the warranties made by the Seller in or under this Agreement;

(c)           Breach or default in the performance by the Seller of any of the covenants to be performed by them hereunder; and

(d)           Any debts, liabilities, or obligations of the Seller, whether accrued, absolute, contingent or otherwise, due or to become due other than obligations asserted against the Seller with respect to the ownership and/or operation of the Business, Assets or the Property after the Closing.

6.3          Buyer shall, and hereby does, agree to indemnify and hold harmless the Seller and its successors or assigns (the “Seller Indemnified Parties”), at all times from and after the Closing Date against and in respect to any Damages, as hereinafter defined.  "Damages," as used herein, shall include any claims, actions, demands, losses, liabilities (joint or several), penalties, damages, judgments, costs and expenses, including reasonable counsel fees incurred in investigating or in attempting to avoid the same, or to oppose the imposition thereto, or in enforcing the provisions of this paragraph, resulting to the Seller Indemnified Parties from:

(a)          Any inaccurate representation made by the Buyer in or under this Agreement;

(b)          Breach of any of the warranties made by the Buyer in or under this Agreement;

(c)          Breach or default in the performance by the Buyer of any of the covenants to be performed by it hereunder;

(d)          Any debts, liabilities, or obligations of the Buyer, whether accrued, absolute, contingent or otherwise, due or to become due other than obligations asserted against the Seller with respect to the ownership and/or operation of the Business, Assets or the Property after the Closing.

6.4          In addition to the indemnification obligations under Section 6.2, Seller hereby covenants and agrees that, to the fullest extent permitted by law, it will defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any claims, actions, demands, losses, liabilities (joint or several), penalties, damages, judgments, costs and expenses, including costs of cleanup, containment or other remedial action and reasonable counsel fees incurred in investigating or in attempting to avoid the same, or to oppose the imposition thereto, or in enforcing the provisions of this paragraph, resulting from, arising from or in connection with:

(a)           any environmental, health and safety liabilities or obligations arising out of or relating to the conduct of the Seller or of any activity by Seller or any contractor thereof or relating to the Business, the Property or the Assets prior to Closing; or

(b)           any bodily injury (including illness, disability or death, regardless of when such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any party or any asset in any way arising from, or allegedly arising from, either (i) any activity conducted by Seller or any contractor thereof, or (ii) any material that was released or allegedly released by Seller, the Seller or any contractor thereof prior to the Closing.

6.5          In addition to its indemnification obligations under Section 6.3, Buyer hereby covenants and agrees that, to the fullest extent permitted by law, it will defend, indemnify and hold harmless the Seller Indemnified Parties for, from and against any claims, actions, demands, losses, liabilities (joint or several), penalties, damages, judgments, costs and expenses, including costs of cleanup, containment or other remedial action and reasonable counsel fees incurred in investigating or in attempting to avoid the same, or to oppose the imposition thereto, or in enforcing the provisions of this paragraph, resulting from, arising from or in connection with:

(a)           any environmental, health and safety liabilities or obligations arising out of or relating to the conduct the Seller or of any activity by Buyer or WCA-Missouri or any contractor thereof or relating to the Business, the Property or the Assets after Closing; or

(b)           any bodily injury (including illness, disability or death, regardless of when such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any party or any asset in any way arising from, or allegedly arising from, either (i) any activity conducted by Buyer, or any contractor thereof, or (ii) any material that was released or allegedly released by Buyer, or any contractor thereof after the Closing.

6.6           Time Limitations.

(a)           For purposes of this Agreement, a Buyer Indemnified Party may only assert a claim for indemnification during the applicable period of time (the “Buyer Claims Period”) specified as follows:

(i)          with respect to any claim arising out of (A) the breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or in any other agreement or instrument executed and delivered by Seller pursuant hereto relating to (1) Seller's authority or ability to enter into this Agreement, to execute and deliver the Seller Closing Documents and to consummate the Contemplated Transactions, (2) Seller's title to the Assets being sold by it pursuant hereto and its ability to transfer the same to Buyer free and clear of all claims, encumbrances or liens, (3) any tax-related matter, or (4) the Seller’s title to any of the Assets or Seller litigation matters, or (B) fraud, willful misrepresentation or willful misconduct, the Buyer Claims Period will commence on the effective date of this Agreement and continue indefinitely;

(ii)          with respect to any indemnification claim made under Section 6.4 or pursuant to a breach by Seller of any representations and warranties set forth in Section 3.1(ii) or (jj), the Buyer Claims Period will commence on the effective date of this Agreement and continue until the applicable statutes of limitations expires plus 180 days thereafter; and

(iii)          with respect to any other indemnification claim made under Section 6.2 (as applicable), the Buyer Claims Period will commence on the effective date of this Agreement and continue until the second (2nd) anniversary of the Closing Date; provided, however, that with respect to any such indemnification claim regarding the breach by Seller of any obligation hereunder or under any Seller’s Closing Document that is intended to survive and continue after the Closing, the Buyer Claims Period will commence when the claim accrues and continue for as long as the applicable statute of limitations.

(b)           For purposes of this Agreement, a Seller Indemnified Party may only assert a claim for indemnification during the applicable period of time (the “Seller Claims Period”) specified as follows:

(i)          with respect to any claim arising out of (A) the breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or in any other agreement or instrument executed and delivered by any such Buyer pursuant hereto relating to (1) Buyer's authority or ability to enter into this Agreement, to execute and deliver the Buyer Closing Documents and to consummate the Contemplated Transactions, (2) any tax-related matter, or (B) any fraud, willful misrepresentation or willful misconduct, the Seller Claims Period will commence on the effective date of this Agreement and continue indefinitely;

(ii)          with respect to any indemnification claim made under Section 6.5, the Seller Claims Period will commence on the effective date of this Agreement and continue until the applicable statutes of limitations expires plus 180 days thereafter; and

(iii)          with respect to any other indemnification claim made under Section 6.3 (as applicable), the Seller Claims Period will commence on the effective date of this Agreement and continue until the second (2nd) anniversary of the Closing Date; provided, however, that with respect to any such indemnification claim regarding the breach by Buyer of any obligation hereunder or under any Buyer Closing Document that is intended to survive and continue after the Closing, the Seller Claims Period will commence when the claim accrues and continue for as long as the applicable statute of limitations.

(c)           Notwithstanding the foregoing, if, before 5:00 p.m. Eastern Time, on the last day of the applicable Claims Period, any party hereto has received proper notification in writing of a claim for indemnification from the other party, and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

6.7           Deductible and Cap for Indemnity Claims.  Neither Buyer nor Seller shall be liable for any Damages until the claiming party has incurred Damages totaling Fifty Thousand and No/100ths Dollars ($50,000.00), whereupon the indemnifying party shall remain liable for all Damages incurred by the  claiming party up to and including an amount equal to ten percent (10.0%) of the Purchase Price (the “Indemnification Cap”).  The Indemnification Cap shall not apply to any claim for Damages relating to any of the following:

(a)	Seller’s breach of its representations and warranties set forth in the following Sections of this Agreement: Sections 3.1 (a), (b), (d), (f), (k), (bb), (ee), and (ff);

(b)	Buyer’s breach of its representations and warranties set forth in the following Sections of this Agreement: Sections 4.1 and 4.2;

(c)	Damages resulting from acts of fraud; or

(d)	Damages resulting from the breach of any covenants contained in this Agreement.

6.8            Escrow.   In order to provide a ready fund for the payment to Purchaser of amount(s) due from Seller pursuant to this Section 6, the parties hereto hereby agree that $500,000.00of the Purchase Price (the ”Seller Indemnification Escrow Amount”) shall be placed in escrow with  a national or state bank with trust powers to be mutually agreed upon by Buyer and the Seller prior to Closing (the “Escrow Agent”) at the Closing, which escrow shall be subject to the terms and conditions substantially in the form of the escrow agreement attached hereto and made a part hereof as Exhibit 6.8 (the “Escrow Agreement”).

6.9            Claims.  Any claim for indemnification, to be properly noticed, must be in writing, state  the Damages incurred, include satisfactory proof of Damages or other documents evidencing the basis of the damages sought and be received by the party from whom indemnification is sought on or before the date the Claim Period expires as set forth herein.  Any such properly noticed indemnification claim shall be paid within thirty (30) days after such notice.

6.10          Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have with respect to the Contemplated Transactions.

SECTION 7
DUE DILIGENCE

7.1          Buyer shall have through and including Closisng, the right and opportunity to inspect the

Property, the Business, the Financial Records, Assets and all other records of Seller in relation to same, subject to prior written notice from the Buyer to the Seller with respect to any physical inspections of the Property or the Assets or contacting any on-site personnel of the Seller.  Inspection shall include, but not be limited to contacting senior management of the Seller, environmental inspections, inspection of the Property and an inspection of all business records and contracts of the Seller.  All costs of the above-referenced inspection shall be paid solely by Buyer.  It is expressly agreed that said inspection shall not relieve Seller of any obligations they may have under any warranty or representation contained in this Agreement and no statement made by the Seller or its representatives in connection with any inspection shall expand the scope of any representation or warranty set forth in this Agreement.

SECTION 8
TERMINATION, AMENDMENT, WAIVER

8.1             Termination.  In addition to, and not in limitation of other grounds for termination set forth elsewhere in this Agreement, this Agreement may be terminated and the Contemplated Transactions abandoned prior to the Closing in the following manner:

(a)           Seller shall have the right to terminate this Agreement as follows:

(i)
if the representations and warranties of Buyer shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within ten (10) days after written notice of such failure is given to Buyer by Seller;

(ii)
if the transactions completed hereby are not completed by December 31, 2015 (provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to Seller if a breach by Seller or the failure of Seller to fulfill any obligation to Buyer under or in connection with this Agreement has been the cause of or resulted in the failure of the Contemplated Transactions to occur on or before such date);

(iii)	if any of the Contemplated Transactions are enjoined by a final, unappealable court order; or

(iv)
if Buyer (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement, and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within ten (10) days after notice of such default is given to Buyer by Seller.

(b)           Buyer shall have the right to terminate this Agreement;

(i)
if the representations and warranties of Seller shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within ten (10) days after written notice of such failure is given to Seller by Buyer;

(ii)
if the Contemplated Transactions are not completed by December 31, 2015, unless Buyer exercises its right to specific performance on or prior to that date (provided that the right to terminate this Agreement under this Section 8(b)(ii) shall not be available to Buyer if a breach by Buyer or the failure of Buyer to fulfill any obligation to Seller Parties under or in connection with this Agreement has been the cause of or resulted in the failure of the Contemplated Transactions to occur on or before such date);

(iii)	if any of the Contemplated Transactions are enjoined by a final, unappealable court order;

(iii)
if Seller (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement, and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within ten (10) days after notice of such default is given to Seller by Buyer if any of the updates to the Seller’s disclosure schedules constitute a Material Adverse Effect.

(c)           The Parties mutually agree in writing.

8.2           Effect of Termination. If this Agreement is terminated by either Buyer or Seller pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of Seller or Buyer or their respective members, partners, managers, officers, employees, agents or representatives (except as with respect to those provisions that are set forth in Sections 5.3, 5.4, 8.4, and 9.1 – 9.11, each of which shall survive termination in its entirety).  Notwithstanding the preceding sentence or any other provision set forth herein, nothing in this Section 8.2 shall relieve any Party from liability for any breach of this Agreement.

8.3           Extensions; Waiver.  At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party.

8.4           Liabilities Upon Termination; Specific Performance. If this Agreement is breached, nothing contained herein shall be construed to limit Seller’s or Buyer’s legal or equitable remedies.  Each Party acknowledges, recognizes and affirms that in the event of a breach of this Agreement by the other Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law.  Accordingly, each Party agrees the other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.  If any such action is brought by a Party to enforce this Agreement, each Party hereby waives the defense that there is an adequate remedy at law.

SECTION 9
GENERAL PROVISIONS

9.1          Expenses. Except as otherwise specifically provided in this Agreement, each party will bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or any other costs associated with consummating the Contemplated Transactions, including all fees and expenses of its representatives.

9.2          Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and will be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic continuation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (b) or (d) hereof, or (d) if sent through an overnight delivery service which guarantees next day delivery, if so sent:

(i)	To Buyer:

Meridian Land Company, LLC
12540 Broadwell Road, Suite 2104
Milton, Georgia 30004
Fax: ________________________
Attn: Jeffrey S. Cosman, Manager

with a copy (which will not constitute valid delivery to Buyer) to:

Richard J. Dreger, Attorney at Law, P.C.
11660 Alpharetta Highway
Building 700, Suite 730

Roswell, Georgia 30076
Fax: (678) 566-6938
Attn: Richard J. Dreger, Esq.

(ii)	To Seller:

Eagle Ridge Landfill, LLC
c/o WCA Waste Corporation
1330 Post Oak Blvd., 30th Floor
Houston, Texas 77056
Fax: 832-255-4422
Attn: Michael A. Roy

with a copy (which will not constitute valid delivery to Seller) to:

Waste Corporation of Missouri, Inc.
2120 W. Bennett Street
Springfield, MO 65807
Fax: ____________________________
Attn: Kevin O’Brien, Regional Vice President

Either party may give any notice, request, demand, claim or other communication hereunder using any other means (including, without limitation, electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given or received unless and until it actually is received by the party for which it is intended and the notifying party can provide evidence of such actual receipt. Either party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other party notice of such change in the manner herein set forth.

9.3           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYER TO ENTER INTO THIS AGREEMENT.

9.4           Waiver. Remedies Cumulative.  The rights and remedies of the parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirement: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.5          Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the parties pursuant hereto) constitutes the entire and final agreement among the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties.

9.6           Assignments; Successors; No Third Party Rights. No party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of each other party, except that Buyer may assign any of its rights hereunder to, and cause all of its obligations hereunder to be assumed by any affiliated entity of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except as provided under Section 6 with respect to the indemnification of indemnified persons, and except such rights as will inure to a successor or permitted assignee pursuant to this Section 8.6.

9.7           Severability. If any provision of this Agreement, or the application of any such provision to any party or circumstance is held to be unenforceable or invalid by any governmental body or arbitrator or under any law, ordinance or regulation, the parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement.  In any event, the invalidity of any provision of this Agreement or portion of a provision will not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

9.8          Dates and Times. Dates and times set forth in this Agreement for the performance of the parties' respective obligations hereunder or for the exercise of their rights hereunder will be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days unless otherwise expressly provided.  Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (Eastern Time) on the last day of the applicable time period provided for herein.  If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any party, or for the occurrence of any event provided for herein is a day other than a business day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next business day following such date.

9.9             Governing Law. This Agreement will be governed by and construed under the laws of the State of Missouri without regard to conflicts-of-laws principles that would require the application of any other law.

9.10           Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in PDF format will constitute effective execution and delivery of this Agreement as to the parties, and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by electronic mail in PDF format will be deemed to be their original signatures for all purposes.

9.11           Survival.  All covenants which have not be fulfilled or waived as of Closing and all representations and warranties contained herein shall survive Closing, subject to any survival limitations set forth in this Agreement, and shall not be merged therewith.

(Signatures to Follow Next Page)

IN WITNESS WHEREOF, the parties have duly executed and sealed the foregoing Asset Purchase Agreement on the date first set forth above.

“BUYER”

MERIDIAN LAND COMPANY, LLC
a Georgia limited liability company

By:	/s/ Jeffrey S. Cosman
Jeffrey S. Cosman, Manager

“SELLER”

EAGLE RIDGE LANDFILL, LLC
an Ohio limited liability company

By:	Waste Corporation of Missouri, Inc.,
a Delaware corporation, its sole member

By:	Michael A. Roy
Michael A. Roy, Vice President